Exhibit 5.1

November 19, 2015

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, Pennsylvania 19056

Ladies and Gentlemen:

We have acted as counsel to StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration by the Partnership with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $100,000,000 (the “Common Units”). We have participated in the preparation of a Prospectus Supplement dated November 19, 2015 (the “Prospectus Supplement”) and the Prospectus dated December 16, 2013 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-192670) (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) an At-the-Market Issuance Sales Agreement, dated November 19, 2015, relating to the offering and sale of the Common Units (the “ATM Agreement”), a copy of which is being filed with the SEC as an exhibit to the Partnership’s Current Report on Form 8-K on or about the date hereof, (ii) the Registration Statement, (iii) the Prospectus Supplement, (iv) the Prospectus, (v) the Partnership’s Second Amended and Restated Agreement of Limited Partnership dated as of September 9, 2008 (the “Partnership Agreement”), (vi) the Partnership’s Certificate of Limited Partnership, (vii) the Second Amended and Restated Limited Liability Company Agreement of StoneMor GP LLC, the general partner of the Partnership, dated as of May 21, 2014, as amended by Amendment No. 1, dated November 17, 2015, (viii) certain resolutions adopted on December 2, 2013 and November 18, 2015 by the board of directors of StoneMor GP LLC approving and authorizing, among other things, the Registration Statement and other matters relating to the offering of the Common Units (the “Resolutions”), and (ix) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents; (iv) the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units; and (v) the ATM Agreement has been duly authorized and validly executed and delivered by the agents party thereto and constitutes a legal, valid and binding obligation of the agents, and that the agents have the requisite organizational and legal power and authority to perform their obligations under the ATM Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that when the Common Units have been issued and delivered in accordance with the terms of the ATM Agreement, the Prospectus Supplement, the Prospectus and the Resolutions and upon payment of the consideration therefor provided for therein, such Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)).

The opinions expressed is limited in all respects to the DRULPA and the Delaware Limited Liability Company Act (including, in each case, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.

2